EXHIBIT 10.70

                     MUTUAL RELEASE AND SETTLEMENT AGREEMENT


This Mutual Release and Settlement Agreement is entered into by and between ALTERNATIVE TECHNOLOGY RESOURCES, INC., a Delaware corporation, formerly known as 3Net Systems, Inc. ("ATR"), and Omnitech Migrations International, Inc., formerly known as CENTRE de TRAITMENT I. T. I. OMNITECH, INC. ("Omnitech") (each of whom may be referred to herein as a "Party" and all of whom may sometimes be referred to herein as the "Parties").

     Whereas ATR and Omnitech have entered into a Distributor and Co-Development Agreement dated April 1, 1994, as amended on June 1, 1994, June 15, 1994, January 27, 1995, and March 22, 1995;

     Whereas disputes have arisen between ATR and Omnitech regarding performance under the Distributor and Co-Development Agreement, as amended; and

     Whereas ATR and Omnitech wish to terminate their relationship under the Distributor and Co-Development Agreement and settle their differences.

     Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, ATR and Omnitech agree as follows:

1. SETTLEMENT. ATR and Omnitech agree to the settlement of any and all issues arising from or relating to (i) the Distributor and Co-Development Agreement dated April 1, 1994, including any successor agreement(s) or modification(s) thereto, whether oral or written, entitled as modifications or not, (collectively the "94 Agreement"); and (ii) any and all other matters arising from or relating to any relationship or agreement(s) between ATR and Omnitech arising prior to the effective date (as defined in paragraph 8) of this Mutual Release and Settlement Agreement by mutually agreeing to cancel and terminate the 94 Agreement except as set forth in paragraph 5 below, and by releasing each other as hereinbelow agreed from any and all claims, demands, or liabilities which have arisen or which may arise from the 94 Agreement or the other issues recited in (i) through (ii) above. ATR and Omnitech further agree that after the effective date, Omnitech shall continue to have the right to serve its existing Cortex clients and any marketing, territorial or ownership rights it had before the effective date will continue.

2. MUTUAL RELEASE. ATR, on the one hand, and Omnitech, on the other hand, agree to (a) release and discharge the other from any claims, causes of action, liabilities, and demands each has or might have with respect to or arising out of any matter set forth above; (b) never commence, aid, prosecute or cause to be commenced or prosecuted against the other any action or proceeding based directly or indirectly upon any such matter; and
(c) defend, indemnify, and hold the other Party harmless against all claims, demands and causes of actions, including costs, expenses and attorney's fees, directly or indirectly, arising from any action or other proceeding brought or prosecuted contrary to this Mutual Release and Settlement Agreement.

3. WAIVER. Each Party agrees that this is a general release and expressly waives the application of Section 1542 of the California Civil Code, which provides as follows:

          A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known must have materially affected his settlement with the debtor.

     Each Party understands and acknowledges that the significance and consequence of this waiver of the application of California Civil Code
Section 1542 is that even if a Party should eventually suffer additional damages arising out of the matters referred to above, the Party will not be able to make any claim for those damages. Furthermore, each Party acknowledges that the Party intends these consequences even as to claims for damages that may exist as the date of execution of this Mutual Release and Settlement Agreement, but as to which the Party does not have knowledge of their existence and which, if known, would materially affect the Party's decision to execute this Mutual Release Agreement, regardless of whether the Party's lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

4. REPRESENTATION. Each Party represents and warrants that in executing this Mutual Release and Settlement Agreement, either (i) the Party has relied upon legal advice from an attorney licensed to practice in the State of California, who is the attorney of that Party's choice, or (ii) the Party has been given the opportunity to and has voluntarily executed this Mutual Release and Settlement Agreement without legal advice from an attorney licensed to practice in the State of California. Each Party further represents and warrants that the terms of this Mutual Release and Settlement Agreement and its consequences have been completely read and explained to the Party by the Party's attorney if that Party was represented, and if the Party is unrepresented, that the Party fully understands the terms of this Mutual Release and Settlement Agreement and has specifically chosen not to consult an attorney of its choice for which the other Party shall have no risk for such decision. Further, the Parties represent and warrant that they, through the signatories indicated below, are duly authorized to enter into this Mutual Release and Settlement Agreement, to make its warranties and representations, to perform its covenants, to give its releases, and to fulfill its conditions, and that none of the rights, claims, demands, or obligations being released under this Mutual Release and Settlement Agreement, have been conveyed, assigned, or otherwise transferred.

5. INDEMNIFICATION, RESOLUTION OF DISPUTES, ARBITRATION, GOVERNING LAW, VENUE, ATTORNEY'S FEES, AND REPRESENTATION. Nothing in this Mutual Release and Settlement Agreement is intended to replace, supersede or amend Articles 14.04, 14.16, 14.17, 14.18, 14.19, and 14.22 of the Distributor
and Co-Development Agreement dated April 1, 1994, as they apply to the Parties, individually or collectively. Notwithstanding any provisions of this Mutual Release and Settlement Agreement, and without limitation, the Parties shall each continue to have all rights and other obligations which they have pursuant to the provisions of Articles 14.04, 14.16, 14.17, 14.18, 14.19, and 14.22 of the Distributor and Co-Development Agreement.

6. ACKNOWLEDGMENT. Each Party acknowledges and warrants that the Party's execution of this Mutual Release and Settlement Agreement is free and voluntary.

7. INTEGRATION. This Mutual Release and Settlement Agreement shall constitute the entire agreement between the Parties concerning its subject matter and supersedes all prior or contemporaneous contracts, agreements, understandings, negotiations and discussions of the Parties, whether oral or written, concerning its subject matter.

8. EFFECTIVE DATE. This Mutual Release and Settlement Agreement is effective when it has been fully executed by ATR and Omnitech.
9. SUCCESSORS AND ASSIGNS. This Mutual Release and Settlement Agreement shall be binding on and inure to the benefit of the heirs, executor, administrators, trustees, successors, assigns and transferees of the respective Parties.

10. COUNTERPARTS. This Mutual Release and Settlement Agreement may be executed in counterparts, and each of which shall be deemed an original, but all of which together shall constitute one and same instrument.


Dated:  May 6, 1997

ALTERNATIVE TECHNOLOGY RESOURCES, INC.



              W. ROBERT KEEN

     W. Robert Keen, Chief Executive Officer



Dated:  May 6, 1997

OMNITECH MIGRATIONS INTERNATIONAL INC.



              ANDRE ST. JEAN

     Andre St. Jean, President and
     Chief Executive Officer